ROCKEFELLER & CO., INC.

                                 CODE OF ETHICS

                 CONSTRAINTS ON PERSONAL SECURITIES TRANSACTIONS



      The Code of Ethics of Rockefeller & Co., Inc. ("R&Co.") is intended to fulfill the firm's obligations to limit and monitor personal securities transactions under the Investment Advisers Act of 1940. As a registered investment adviser, the firm owes a duty of loyalty to each of its clients, which requires that the firm serve the best interests of its clients at all times. This Code is supplemented by a number of other published directives, including the Policy on Business Conduct of R&Co.'s parent, Rockefeller Financial Services, Inc. Topics covered elsewhere include outside officerships or directorships, acceptance of gifts, confidentiality and prohibition of insider trading.

      R&Co. will not tolerate illegal or improper actions undertaken either for personal benefit or in a misguided effort to achieve gains on behalf of the firm or its clients. Violations of this Code may result in disciplinary action, including dismissal. Violations of legal prohibitions on insider trading may result in imprisonment, fines and third-party lawsuits.

      R&Co. has established a Compliance Committee to administer the restrictions described in this memorandum, and the current membership is regularly published. If a person subject to this Code is in doubt as to whether a proposed securities transaction is proper, a member of the Committee should be consulted. When legally and ethically permissible, the Compliance Committee may approve exceptions to the strict limitations described in this memorandum.

      This Code of Ethics applies to the following persons:

      (1) Persons associated with R&Co. or affiliated organizations if they have access to current information regarding R&Co. investment recommendations (other than as clients or representatives of clients). Organizations affiliated with R&Co. would include the Family Trust, Rockefeller Financial Services, Inc., Venrock, Inc. and The Rockefeller Trust Company ("Access Persons") and

      (2) All officers and directors of R&Co. who are not Access Persons ("Directors").


                                                                 January 1, 1994

CONTROLLED ACCOUNTS -- DEFINITION
---------------------------------

      Trading restrictions apply to any non-client account controlled directly or indirectly by an Access Person, and such an account is referred to below as a "Controlled Account." For this purpose, the term Controlled Account would include accounts which are directed by an Access Person even though the Access Person either may have no legal authority to trade (such as the account of a relative who regularly follows the Access Person's advice) or may have shared legal authority (such as a charity's finance committee). The legal right to execute transactions in an account is regarded as "control" whether or not that right is ever exercised.

OUTSIDE INVESTMENT ACCOUNTS
---------------------------

      Access Persons are permitted to buy and sell securities in Controlled Accounts through brokerage or investment management firms of their own choosing. It is NOT presently necessary for Access Persons to arrange for their trade confirmations to be sent to R&Co.

RESTRICTED TRADING LIST
-----------------------

      A "Restricted Trading List" is maintained by the Trading Desk as described in Appendix A. (This list is NOT the same as the list of restricted securities maintained by Portfolio Administration to help assure that client transactions do not violate SEC rules on required holding periods and the like.) The Restricted Trading List includes issuers whose securities are the subject of an investment recommendation to clients or which are the subject of a current trading program.

      The Restricted Trading List also includes securities of issuers which may be the subject of material, nonpublic information ("inside information") possessed by R&Co. Any Access Person possessing inside information about a public company should report that fact to a member of the Compliance Committee. If the inside information may be attributed to R&Co., the issuer will in most cases be added to the Restricted Trading List. R&Co. has a separate published policy on insider trading which should be referred to in case of question.

      Directors may from time to time possess inside information concerning their employers and other public companies. The communication of such inside information by any Director to anyone associated with R&Co. is contrary to R&Co. policy and should be avoided. If at any time inside information is so communicated by a Director, the provisions of the immediately preceding paragraph would apply, and the issuer would be added to the Restricted Trading List.

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

      All Access Persons MUST consult the Trading Desk shortly before executing securities transactions for a Controlled Account. This preclearance requirement applies to all investments not exempted below, including bonds, short sales, derivatives, partnership interests and purchase or exercise of options. The Trading Desk maintains a log of all preclearance inquiries. Unless otherwise agreed with the Trading Desk, preclearance is regarded as effective only for a specific trade date which is declared at the time of preclearance and entered in the log.

INVESTMENT ACTION WITHIN CONTROLLED ACCOUNTS
--------------------------------------------

      No security may be purchased or sold in a Controlled Account while the issuer is on the Restricted Trading List. When an issuer is removed from the Restricted Trading List and Access Persons' transactions are thereafter precleared for execution on the same day as the removal, that fact shall be noted in the preclearance log.

      No security may be purchased or sold in a Controlled Account if the purchase would deprive any R&Co. client of an investment opportunity, after taking into account all other such clients' investments and investment objectives. This restriction is likely to have practical significance only when a desirable security is in short supply, such as a "hot issue", thinly traded security or a private investment opportunity. A member of the Compliance Committee can preapprove such a transaction when it appears clear that there would not be client interest.

      No security may be purchased or sold in a Controlled Account if the sale or purchase is effected with a view to making a profit on an anticipated market action of the security as a result of being recommended to any client for purchase or sale or after being purchased for or sold by any client. No security may be purchased or sold in a Controlled Account in a transaction with an R&Co. client without Compliance Committee approval.

SMALL CAPITALIZATION STOCKS
---------------------------

      Small capitalization stocks present a special problem. WITHOUT FIRST CONSULTING A MEMBER OF THE COMPLIANCE COMMITTEE, no Access Person should effect a transaction in any security for a Controlled Account (whether or not the issuer is on the Restricted Trading List) if that security is known to be held in the portfolio of any R&Co. client and if the proposed transaction is likely to have any significant impact on the market price of that security.

REPORTING REQUIREMENT
---------------------

      All Access Persons and Directors must submit a report of their securities transactions to the firm within 10 days after the end of each calendar quarter. The quarterly reports must include transactions in all of their:

      (a)   Controlled Accounts (as defined above), and

      (b) Beneficial Interest Accounts as defined in Appendix B. (While transactions in Beneficial Interest Accounts must be reported, trading in such accounts is not restrained by this Code unless the account is also a Controlled Account.) The Compliance Committee may grant reporting waivers when individual circumstances dictate.

      Directors are excluded from the definition of Controlled Accounts because they need not pre-clear their transactions, but for purposes of reporting, that definition must be read as if it included Directors.

ENFORCEMENT
-----------

      Each quarter, all trades reported by Access Persons are compared by computer to all client trades to identify Access Persons' transactions occurring in any security at a time when the issuer appeared on the Restricted Trading List or shortly before or after. Any such transactions are individually reviewed by the Compliance Committee. It is important to bear in mind that the negligible market impact of a small trade does not excuse a violation of the Code if the transaction crosses or competes with a client trade.

      In addition, the quarterly transaction reports are reviewed to detect any illegal or improper trading activity, including insider trading.

EXEMPT SECURITIES
-----------------

      Notwithstanding the foregoing, the following investments are not subject to preclearance or other restrictions and need not be included in the quarterly transaction reports:

      (1) transactions in U.S. Government securities or securities guaranteed by the U.S. Government;

      (2)   the  purchase  or  sale  of   certificates  of  deposit  or  savings
            certificates issued by banks;

      (3) transactions in securities issued by publicly-traded mutual funds that are open-end funds (unless affiliated with R&Co.);

      (4)   transactions  in  employee   benefit  plans  or   employer-sponsored
            investment programs; or

      (5) participation in an automatic dividend reinvestment plan or other periodic payment for the purchase or sale of a security (other than optional cash purchase).

PRIVACY
-------

      All quarterly transaction reports are kept confidential. The Compliance Committee clerk codes all data received before transmitting it for processing by the computer staff or for review by the Compliance Committee. Access Persons and Directors are only identified to the Committee and other appropriate persons when a transaction presents a problem.

                                   APPENDIX A

                   RULES GOVERNING THE RESTRICTED TRADING LIST



The following issuers shall be included on the Restricted Trading List:

(1) The issuer of any security which has been the subject of an investment recommendation to clients during the prior ten calendar days unless such recommendation has been acted upon by all such clients before the ten day period has elapsed,

(2) The issuer of any security as to which a buying or selling program is in progress,

(3) The issuer of any security which is the probable subject of an investment recommendation or of a buying or selling program until such time as

      (i) an investment recommendation concerning such security is communicated to clients (in which event paragraph 1 above would apply) or
     (ii) a determination is made that the security is no longer the probable subject of an investment recommendation or of a buying or selling program.

(4) The issuer of any security in which a client has a theoretical market exposure by virtue of a short position in such security,

(5) Any issuer which is the subject of material, nonpublic information possessed by R&Co.,

(6)   Any other issuer added to the Restricted Trading List by any member of the
      Compliance   Committee   to  further  the  purposes  of  these  rules  and
      guidelines.

                                   APPENDIX B



      A "Beneficial Interest Account" is an account containing securities in which the reporting person has a Beneficial Interest (as defined below) AND over which the reporting person has direct or indirect influence or control. In the absence of direct or indirect influence or control, an account is not a Beneficial Interest Account, and transactions in the account need not be reported. The legal right to execute transactions in an account is regarded as "control" whether or not that right is ever exercised.

      A "Beneficial Interest" exists in securities owned directly (including ownership through a nominee) or in securities which are:

      (a) held in the name of another person, if by reason of any contract, understanding, relationship, agreement or other arrangement the reporting person obtains benefits substantially equivalent to those of ownership (e.g. the ability to exercise a controlling influence over the purchase, sale or voting of such securities or the application of the income derived from such securities to maintain a common home or to meet expenses which the reporting person otherwise would meet from other sources);

      (b) held in the name of (i) a spouse or minor children or (ii) any relative, including any relative of the reporting person's spouse, who shares the same home as the reporting person, absent special circumstances indicating that the reporting person does not obtain benefits substantially equivalent to those of ownership;

      (c) held in trust for the benefit of any of the persons described in paragraph (b) above;

      (d) held in the name of a spouse, minor children, or other person, even though benefits substantially equivalent to ownership are not obtained, if the reporting person can vest or revest title in himself or herself at once or at some future time;

      (e) held by any partnership, closely-held corporation, trust or estate, to the extent of the reporting person's interest therein; or

      (f) held by the reporting person as trustee where either such person or members of the reporting person's immediate family have a vested interest in the income or corpus of the trust, or as a settlor of a revocable trust.

                             ROCKEFELLER & CO., INC.

                          SUPPLEMENT TO CODE OF ETHICS

                     RELATING TO INVESTMENT COMPANY CLIENTS



            On June 30, 1994, the Investment Company Institute ("ICI") issued recommendations on the practices and standards governing personal investing by employees of investment companies. These recommendations were intended to also apply to Investment Advisers who are required to adopt a Code of Ethics under Rule 17j-1 of the Investment Company Act of 1940 (the "Investment Company Act"). On August 20, 1999 the Securities and Exchange Commission adopted amendments to Investment Company Act Rule 17j-1 which are based in substantial part, on the ICI recommendations and expand the personal investment activity information reported by Access Persons as that term is defined herein.

            This Supplement to the Code of Ethics of Rockefeller & Co., Inc. ("R&Co.") is intended to fulfill the firm's obligations to limit and monitor personal securities transactions under the Investment Company Act and Canadian securities laws governing the management of mutual funds. As a registered investment adviser to mutual fund clients, the firm owes a fiduciary duty to its mutual fund clients, thus Personnel must conduct themselves in a manner that:
(1) at all times places the interest of clients first; (2) personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) does not take inappropriate advantage of their positions. This Supplement and the restrictions set forth herein are IN ADDITION TO THOSE DESCRIBED IN THE Rockefeller & Co., Inc. Code of Ethics , the R&Co. Policy on Insider Trading and the Rockefeller Financial Services, Inc. Policy on Business Conduct. Violations of this Supplement or any of the other Codes may result in disciplinary action, including dismissal.

      R&Co. has established a Compliance Committee to administer the restrictions described in this memorandum, and the current membership is regularly published. If a person subject to this Supplement is in doubt as to whether a proposed securities transaction is proper, a member of the Committee should be consulted. When legally and ethically permissible, the Compliance Committee may approve exceptions to the strict limitations described in this memorandum.

      The Code of Ethics and the Supplement apply to all Persons associated with R&Co. or affiliated organizations if they have access to current information regarding R&Co. investment recommendations for mutual fund clients ("Access Persons"). For purposes of this Supplement, "Investment Personnel" shall include all Portfolio Managers, Portfolio Assistants, Research Analysts and Traders who, in the normal course of employment, make or participate in making investment recommendations or have access to current information regarding R&Co. investment recommendations for mutual fund clients. All trading restrictions apply to any non-client account controlled directly or indirectly by an Access Person, and such an account is referred to below as a "Controlled Account." For this purpose, the term Controlled Account would include accounts which are directed by an Access Person even though the Access Person either may have no legal authority to trade (such as the account of a relative who regularly follows the Access Person's advice) or may have shared legal authority (such as a charity's finance committee). The legal right to execute transactions in an account is regarded as "control" whether or not that right is ever exercised.

            1.    INITIAL PUBLIC OFFERINGS ("IPO")
                  --------------------------------

            All Access Persons are prohibited from purchasing either directly or indirectly an IPO for a Controlled Account and are prohibited from circumventing the firm's allocation policies to secure an IPO for any client. Such purchases by Access Persons may suggest a conflict of interest and imply that future investment decisions may not have been pursued solely because they were in the best interest of the clients. Additionally, the R&Co. Pre-IPO policy prohibits a Portfolio Manager from investing in the same Pre-IPO with a mutual fund client.

            2.    PRIVATE PLACEMENTS
                  ------------------

            All Investment Personnel are prohibited from participating in Private Placement transactions without express prior approval by the Compliance Committee. Such transactions would not include strictly private transactions in which there would be no client interest. With respect to a Portfolio Manager who manages a mutual fund, if the Private Placement transaction is approved, the Portfolio Manager must disclose that position to the Compliance Committee if he/she makes any investment decision regarding that issuer for a mutual fund client. The Compliance Committee shall also appoint an independent Portfolio Manger to review any such decision made on behalf of the mutual fund client.

            3.    BLACKOUT PERIODS
                  ----------------

            All Access Persons are prohibited from trading in any security when an open order is pending for that security and for a period of seven days following the addition or deletion of a security from the list of recommended securities, with the exception of highly liquid stocks which comprise the S&P 100 index and bonds convertible into those stocks. In addition, any Portfolio Manager who has decision making authority over mutual fund investments is prohibited from buying or selling a security within at least seven calendar days BEFORE or AFTER a mutual fund that he or she manages trades in that security. Any inadvertent violation of this policy shall require that the transaction be reversed or the proceeds disgorged to a charitable foundation designated by R&Co.

            4.    BAN ON SHORT-TERM TRADING PROFITS
                  ---------------------------------

            All Investment Personnel are prohibited from profiting from the purchase and sale, or sale and purchase of the same (or equivalent) security within 60 calendar days regardless of whether the security is held by a mutual fund client. Any profits realized on short-term trades shall be required to be disgorged to a charitable foundation designated by R&Co.

            5.    SERVICE AS A DIRECTOR
                  ---------------------

            Investment Personnel are prohibited from serving on boards of directors of publicly traded companies, absent prior authorization from the Compliance Committee. If serving as directors, the Compliance Committee shall define "Chinese Wall" or other procedures to isolate such Investment Personnel as necessary. Except with the express approval of the Legal Department, Portfolio Managers may not serve on the Board of Directors of issuers for the period during which the issuer is seeking to qualify for a public offering or listing.

            6.    DISCLOSURE OF PERSONAL HOLDINGS
                  -------------------------------

            Access Persons, upon commencement of employment and thereafter on an annual basis, are required to disclose all personal securities holdings.

            7.    PRIVACY
                  -------

            All information provided to the Compliance Committee with regard to the above restrictions will be kept confidential and will only be disclosed to others if the disclosure is required to administer this Supplement or is required by securities regulators or other competent legal authorities.


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